Exhibit 99

FOR IMMEDIATE RELEASE

September 22, 2011

Cintas Corporation Announces Fiscal 2012 First Quarter Results

CINCINNATI, September 22, 2011 — Cintas Corporation (Nasdaq:CTAS) today reported results for its first quarter ended August 31, 2011.  Revenue was $1,017.2 million, representing a 10.1% increase compared to last year’s first quarter.  Organic growth, which adjusts for the impact of acquisitions, was 7.6%.  Scott D. Farmer, Chief Executive Officer, stated, “We are pleased with our first quarter revenue results which came during a period of minimal improvement in U.S. employment.  It is our second consecutive quarter of double-digit revenue growth.”

The Company’s first quarter operating income of $128.6 million was a 28.3% improvement as compared to last year’s first quarter.  Net income increased 12.0% to $68.6 million as compared to $61.3 million in last year’s first quarter.  Earnings per diluted share for the first quarter were $0.52, a 30.0% increase over the $0.40 earnings per diluted share reported in last year’s first quarter.

Mr. Farmer added, “Our focus on selling profitable business, managing our cost structure and improving efficiencies through process improvement continues to drive margin expansion.  Our first quarter operating margin of 12.6% improved by 170 basis points over last year’s first quarter operating margin of 10.9%, despite a 50 basis point increase in energy related costs.  Cintas’ dedicated team of employees, who we call partners, continues to be focused on delivering positive results.”

The effective tax rate for the first quarter of fiscal 2012 was 38.5%.  Last year’s first quarter effective tax rate of 30.8% reflected the resolution of several tax audits.  We expect the effective tax rate for the entire 2012 fiscal year to be approximately 37.3%, as compared to 37.1% for the entire 2011 fiscal year.

Mr. Farmer concluded, “We are reiterating our fiscal 2012 guidance, which includes revenue in the range of $4.0 billion to $4.1 billion, and earnings per diluted share in the range of $1.97 to $2.05.  While pleased with our first quarter results, we are cautious about the state of the U.S. economy.  Our current guidance reflects recent U.S. employment results, which have been disappointing, and 2011 and 2012 economic forecasts, which generally reflect a low growth environment.”

About Cintas

Headquartered in Cincinnati, Cintas Corporation provides highly specialized services to businesses of all types primarily throughout North America. Cintas designs, manufactures and implements corporate identity uniform programs, and provides entrance mats, restroom supplies, promotional products, first aid, safety, fire protection products and services and document management services for approximately 900,000 businesses. Cintas is a publicly held company traded over the Nasdaq Global Select Market under the symbol CTAS and is a component of the Standard & Poor’s 500 Index.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements.  Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “predicts,” “projects,” “plans,” “expects,” “intends,” “target,” “forecast,” “believes,” “seeks,” “could,” “should,” “may” and “will” or the negative versions thereof and similar words, terms and expressions and by the context in which they are used.  Such statements are based upon current expectations of Cintas and speak only as of the date made.  You should not place undue reliance on any forward-looking statement.  We cannot guarantee that any forward-looking statement will be realized.  These statements are subject to various risks, uncertainties, potentially inaccurate assumptions and other factors that could cause actual results to differ from those set forth in or implied by this Press Release.  Factors that might cause such a difference include, but are not limited to, the possibility of greater than anticipated operating costs including energy and fuel costs, lower sales volumes, loss of customers due to outsourcing trends, the performance and costs of integration of acquisitions, fluctuations in costs of materials and labor including increased medical costs, costs and possible effects of union organizing activities, failure to comply with government regulations concerning employment discrimination, employee pay and benefits and employee health and safety, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, the cost, results and ongoing assessment of internal controls for financial reporting required by the Sarbanes-Oxley Act of 2002, disruptions caused by the inaccessibility of computer systems data, the initiation or outcome of litigation, investigations or other proceedings, higher assumed sourcing or distribution costs of products, the disruption of operations from catastrophic or extraordinary events, the amount and timing of repurchases of our common stock, if any, changes in federal and state tax and labor laws, the reactions of competitors in terms of price and service and the finalization of our financial statements for the quarter ended August 31, 2011.  Cintas undertakes no obligation to publicly release any revisions to any forward-looking statements or to otherwise update any forward-looking statements whether as a result of new information or to reflect events, circumstances or any other unanticipated developments arising after the date on which such statements are made.  A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the year ended May 31, 2011 and in our reports on Forms 10-Q and 8-K.  The risks and uncertainties described herein are not the only ones we may face. Additional risks and uncertainties presently not known to us or that we currently believe to be immaterial may also harm our business.

For additional information, contact:

William C. Gale, Sr. Vice President-Finance and Chief Financial Officer — 513-573-4211

J. Michael Hansen, Vice President and Treasurer — 513-701-2079

Cintas Corporation

Consolidated Condensed Statements of Income

(Unaudited)

(In thousands except per share data)

	Three Months Ended
	August 31, 2011	August 31, 2010	% Chng.

Revenue:
Rental uniforms and ancillary products	$719,423	$657,564	9.4
Other services	297,757	266,340	11.8
Total revenue	$1,017,180	$923,904	10.1

Costs and expenses:
Cost of rental uniforms and ancillary products	$403,406	$371,515	8.6
Cost of other services	174,734	158,718	10.1
Selling and administrative expenses	310,466	293,425	5.8

Operating income	$128,574	$100,246	28.3

Interest income	$(365)	$(578)	-36.9
Interest expense	17,334	12,274	41.2

Income before income taxes	$111,605	$88,550	26.0
Income taxes	42,967	27,273	57.5
Net income	$68,638	$61,277	12.0

Per share data:
Basic earnings per share	$0.52	$0.40	30.0
Diluted earnings per share	$0.52	$0.40	30.0

Weighted average number of shares outstanding	131,309	152,164
Diluted average number of shares outstanding	131,338	152,164

CINTAS CORPORATION SUPPLEMENTAL DATA

	Three Months Ended
	August 31, 2011	August 31, 2010
Rental uniforms and ancillary products gross margin	43.9%	43.5%
Other services gross margin	41.3%	40.4%
Total gross margin	43.2%	42.6%
Net margin	6.7%	6.6%

Depreciation and amortization	$48,510	$47,791
Capital expenditures	$44,421	$48,200

Debt to total capitalization	37.8%	24.2%

Computation of Free Cash Flow

	Three Months Ended
	August 31, 2011	August 31, 2010

Net cash provided by operations	$56,562	$35,298

Capital expenditures	(44,421)	(48,200)

Free cash flow	$12,141	$(12,902)

Note:                 Management uses free cash flow to assess the financial performance of the Company.  Management believes that free cash flow is useful to investors because it relates the operating cash flow of the Company to the capital that is spent to continue to improve and grow business operations.

SUPPLEMENTAL SEGMENT DATA	Rental Uniforms and Ancillary Products	Uniform Direct Sales	First Aid, Safety and Fire Protection	Document Management	Corporate	Total
For the three months ended August 31, 2011
Revenue	$719,423	$101,702	$103,743	$92,312	$—	$1,017,180
Gross margin	$316,017	$29,108	$44,787	$49,128	$—	$439,040
Selling and administrative expenses	$216,599	$20,701	$36,404	$36,762	$—	$310,466
Interest income	$—	$—	$—	$—	$(365)	$(365)
Interest expense	$—	$—	$—	$—	$17,334	$17,334
Income (loss) before income taxes	$99,418	$8,407	$8,383	$12,366	$(16,969)	$111,605
Assets	$2,555,234	$356,311	$363,692	$575,615	$277,040	$4,127,892

For the three months ended August 31, 2010
Revenue	$657,564	$98,780	$93,534	$74,026	$—	$923,904
Gross margin	$286,049	$29,960	$38,253	$39,409	$—	$393,671
Selling and administrative expenses	$207,831	$20,113	$34,475	$31,006	$—	$293,425
Interest income	$—	$—	$—	$—	$(578)	$(578)
Interest expense	$—	$—	$—	$—	$12,274	$12,274
Income (loss) before income taxes	$78,218	$9,847	$3,778	$8,403	$(11,696)	$88,550
Assets	$2,407,268	$221,053	$347,281	$545,853	$369,449	$3,890,904

Cintas Corporation

Consolidated Balance Sheets

(In thousands except share data)

	August 31, 2011	May 31, 2011
	(Unaudited)
ASSETS

Current assets:
Cash & cash equivalents	$150,312	$438,106
Marketable securities	126,728	87,220
Accounts receivable, net	439,090	429,131
Inventories, net	280,214	249,658
Uniforms and other rental items in service	405,029	393,826
Income taxes, current	—	33,542
Deferred tax asset	51,823	45,813
Prepaid expenses and other	29,419	23,481
Total current assets	1,482,615	1,700,777

Property and equipment, at cost, net	946,466	946,218

Goodwill	1,488,152	1,487,882
Service contracts, net	94,431	102,312
Other assets, net	116,228	114,751

	$4,127,892	$4,351,940

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$100,745	$110,279
Accrued compensation and related liabilities	52,230	79,834
Accrued liabilities	225,377	242,691
Income taxes, current	14,261	—
Long-term debt due within one year	226,033	1,335
Total current liabilities	618,646	434,139

Long-term liabilities:
Long-term debt due after one year	1,059,648	1,284,790
Deferred income taxes	194,610	196,321
Accrued liabilities	140,503	134,041
Total long-term liabilities	1,394,761	1,615,152

Shareholders’ equity:
Preferred stock, no par value:	—	—
100,000 shares authorized, none outstanding
Common stock, no par value:	144,523	135,401
425,000,000 shares authorized
FY12: 173,631,015 issued and 129,722,089 outstanding
FY11: 173,346,180 issued and 137,583,884 outstanding
Paid-in capital	91,681	95,732
Retained earnings	3,323,894	3,255,256
Treasury stock:	(1,505,186)	(1,242,547)
FY12: 43,908,926 shares
FY11: 35,762,296 shares
Other accumulated comprehensive income (loss):
Foreign currency translation	70,432	70,214
Unrealized loss on derivatives	(11,796)	(12,326)
Other	937	919
Total shareholders’ equity	2,114,485	2,302,649

	$4,127,892	$4,351,940

Cintas Corporation

Consolidated Condensed Statements of Cash Flows

(Unaudited)

(In thousands)

	Three Months Ended
	August 31, 2011	August 31, 2010
Cash flows from operating activities:

Net income	$68,638	$61,277

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	38,277	37,362
Amortization of deferred charges	10,233	10,429
Stock-based compensation	4,522	3,046
Deferred income taxes	(7,808)	(2,538)
Change in current assets and liabilities, net of acquisitions of businesses:
Accounts receivable, net	(10,142)	(13,747)
Inventories, net	(30,770)	(14,799)
Uniforms and other rental items in service	(11,124)	(15,483)
Prepaid expenses and other	(5,983)	(10,921)
Accounts payable	(9,329)	8,420
Accrued compensation and related liabilities	(27,611)	(21,350)
Accrued liabilities	(10,201)	(32,926)
Income taxes payable	47,860	26,528

Net cash provided by operating activities	56,562	35,298

Cash flows from investing activities:

Capital expenditures	(44,421)	(48,200)
Proceeds from redemption of marketable securities	63,561	77,653
Purchase of marketable securities and investments	(107,145)	(6,416)
Acquisitions of businesses, net of cash acquired	(870)	(47,824)
Other	6,539	(2,762)

Net cash used in investing activities	(82,336)	(27,549)

Cash flows from financing activities:

Proceeds from issuance of debt	—	1,542
Repayment of debt	(444)	(148)
Repurchase of common stock	(262,639)	(131,336)
Other	926	2,181

Net cash used in financing activities	(262,157)	(127,761)

Effect of exchange rate changes on cash and cash equivalents	137	(623)

Net decrease in cash and cash equivalents	(287,794)	(120,635)

Cash and cash equivalents at beginning of period	438,106	411,281

Cash and cash equivalents at end of period	$150,312	$290,646